EXHIBIT 99.1


Sovereign Bancorp                        News Release

For Immediate Release                    CONTACT:

          Dennis S. Marlo                610-320-8437
          Internet:                      DMARLO@Sovereignbank.com

September 8, 1998
          Mark R. McCollom               610-208-6426

          Wendel T. Breithaupt           609-844-3100

_________________________________________________________________

   Corporate Headquarters: 1130 Berkshire Blvd, Wyomissing, PA
_________________________________________________________________

           SOVEREIGN to ACQUIRE PEOPLES BANCORP, INC.

WYOMISSING, PA...Sovereign Bancorp, Inc. ("Sovereign") (NASDAQ/NMS:SVRN), parent company of Sovereign Bank, and Peoples Bancorp Inc. ("Peoples") (NASDAQ/TSBS), jointly announced today the execution of a definitive agreement ("Agreement") for Sovereign to acquire Peoples. Peoples is a $875 million bank holding company headquartered in Lawrenceville, New Jersey whose principal operating subsidiary operates 14 community banking offices in Mercer, Burlington, and Ocean counties, New Jersey. Sovereign anticipates that this transaction will be about 25% accretive to tangible book value, 10% accretive to GAAP book and 1.25% accretive to capital, while also accretive to earnings in 1999.

The terms of the Agreement call for a fixed exchange, without collars, of 0.80 shares of Sovereign common stock for each outstanding share of Peoples common stock. If the transaction would have closed on Friday, September 4, 1998, based on Sovereign's closing price, Peoples' shareholders would have received approximately $400 million in value of Sovereign common stock. Peoples may elect to terminate the transaction at the closing, if Sovereign's common stock price decreases below $11.00 per share and such decrease exceeds, by 10% or more, the decrease of price derived form a peer group index. The pricing reflects about 116% of stated book value and about a 12% deposit premium.

The merger is subject to approval by various regulatory agencies and Peoples' shareholders. Sovereign anticipates that the transaction will close early in the second quarter of 1999 and will be accounted for as a pooling-of-interests. Sovereign also anticipates recording a one-time after tax merger-related charge of about $13 million at the closing of the transaction.
  <PAGE 1>
Peoples is a highly capitalized, clean institution with an excellent track record. At June 30, 1998, Peoples had $340 million in equity and a ROA of about 1.30%. Peoples excess capital also provides Sovereign with an equity capital that may have been needed for the purchase of the CoreStates/First Union branches and related assets and liabilities. Sovereign Bancorp's pro forma tangible equity to asset ratio, after giving effect to the Peoples transaction is expected to be about 5.255 and its GAAP equity to asset ratio will be in excess of 7.00%.

In addition to providing capital and significantly increasing book value, the acquisition of Peoples is expected to add to Sovereign's franchise value and pro forma earnings. The fourteen Peoples branches are strategically located in the Princeton-Lawrenceville-Trenton markets and Burlington and Ocean counties plus provide a meaningful presence in three affluent central New Jersey counties. After the completion of the transaction, Sovereign's deposit market share would rank #2 in Mercer county, #3 in Ocean county, and #6 in Burlington county.

Peoples is expected to add $500 million to Sovereign's total deposits and increase Sovereign's loan portfolio by $430 million. Over 23% of the loan portfolio consists of loans to small and medium-size businesses, while another 13% consists of consumer loans. The loan portfolio aligns with Sovereign's mission of targeting small and medium-sized businesses as well as retail lending. In addition, Peoples' conservative asset quality philosophy mirrors Sovereign's focus on this critical success factor. Peoples maintains superior asset quality with a non-performing assets to total assets ratio of only 0.55% at June 30, 1998. Peoples also operates a profitable full service trust operation that Sovereign plans to expand throughout the market area.

"The addition of Peoples if perfectly timed with our acquisition of $2.1 billion of deposits and $800 million of loans from CoreStates/First Union, making the combined acquisitions accretive to both GAAP and cash earnings. It also significantly improves our pro forma capital ratios and transforms the balance sheet," stated Jay S. Sidhu, Sovereign's President and Chief Executive Officer. "Pro forma for all pending acquisitions, our capital ratio is expected to be approximately 7.00% by the end of 1998. We expect the combined Peoples/CoreStates transaction to be accretive to Sovereign's earnings following the closing of the transactions," Sidhu continued.

"We are very excited about our merger with Sovereign and this strategic alliance will provide our customers the benefit of expanded products and services offered by a larger bank while retaining the community bank culture", said Wendell T. Breithaupt, President and CEO of Peoples Bancorp. "We have very similar styles and an identical commercial bank focus",continued Breithaupt.
  <PAGE 2>
Mr. Breithaupt has many years of banking experience in the New Jersey market and was very instrumental in the growth and performance of Peoples. Mr. Breithaupt will occupy a key executive leadership position in New Jersey with responsibilities for mergers and acquisitions in New Jersey, as well as overall executive management of New Jersey operations.

After giving pro forma effect to the Peoples acquisition, Sovereign will have assets totaling $21.9 billion, deposits totaling $12.8 billion, loans of about $12.0 billion and operate approximately 300 community banking offices throughout the tri-state network.

On September 4, 1998, Sovereign completed its acquisition of 93 branches from CoreStates/First Union. This acquisition added about $2.1 billion of deposits and approximately $800 million of commercial and consumer loans to Sovereign's franchise.

Sovereign is a pro forma $21.9 billion bank holding company and the third largest bank headquartered in Pennsylvania, with approximately 300 community banking offices servicing eastern Pennsylvania, northern Delaware, and New Jersey. Sovereign's closing price of its common stock on Friday, September 4, 1998 was $13.1250 per share. <PAGE 3>